UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) May 17, 2007

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	1-14829 (Commission File Number)	84-0178360 (IRS Employer Identification No.)

1225 17th Street, Suite 3200	80202
Denver, Colorado	(Zip Code)

1555 Notre Dame Street East
Montreal, Quebec Canada	H2L 2R5
(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code	303.277.6661 (Colorado)
514.521.1786 (Quebec)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PART II. OTHER INFORMATION

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of Change in Control Protection Plan

On May 17, 2007, Molson Coors Brewing Company (the “Company”) adopted a Change in Control Protection Program (the “Plan”).  The purpose of the Plan is to retain well-qualified executives and key personnel of the Company and its subsidiaries, and to provide severance benefits to such individuals if employment is terminated under qualifying circumstances in connection with a change in control of the Company.  A description of the material terms of the Plan follows below.  This description is a summary only and is qualified in its entirety by reference to the Plan, which is filed as an exhibit hereto.

Eligible Participants

There are currently eleven executives of the Company and its subsidiaries who are eligible to participate in the Plan.  This group includes each of the Named Executive Officers identified in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders, other than Messrs. Kiely and Coors.  The Plan permits the Board, or a designated committee thereof (the “Committee”), to designate from time to time and in its sole discretion, additional executives to participate in the Plan.  In order to participate in the Plan, an eligible executive must agree to certain confidentiality and non-competition obligations for one year following the date of termination.

Definition of Change in Control

As more fully described in the Plan filed as an exhibit hereto, a change in control under the plan occurs if:

•                  the Molson and Coors families no longer have the ability to elect or cause to be elected through the current voting trust to which they are parties (the “Voting Trust”), or otherwise by agreement, directors representing at least 50% of a Controlling Block of Directors.  For purposes of the Plan, a Controlling Block means a number of directors comprising a majority of the Board which is elected pursuant to the Voting Trust or similar arrangement;

•                  Directors nominated by the Molson or Coors families do not make up at least 50% of a Controlling Block of Directors;

•                  Consummation of a reorganization, merger or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company unless following such transaction: (i) the Voting

                        Trust continues to be able to elect a Controlling Block of Directors of the resulting entity; and (ii) at least 50% of the members of the Controlling Block of Directors are Molson/Coors nominees;

•                  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

•                  Any other event including a merger or other transaction, which the Committee designates as a change in control with respect to any or all participants.

Qualifying Termination of Employment

If a change in control occurs, a participant is eligible to receive severance benefits under the Plan if, within two years of the change in control, the participant either is terminated by the Company without “cause” as defined in the Plan, or resigns due to “constructive discharge” as defined in the Plan.  As more fully described in the Plan, “constructive discharge” includes:

•                  Reduction by more than 10% of the participant’s base salary and/or failure to provide opportunities to participate in short- and long-term incentive programs on a basis comparable to other executives at the same level;

•                  Failure by the Company to pay or provide earned compensation or benefits;

•                  Requirement that the participant relocate by more than 50 miles from the participant’s primary office location at the time of the change in control; or

•                  Material reduction or adverse modification of the participant’s duties, responsibilities, authority or position.

Severance Benefits

The severance benefits payable under the Plan include:  (i) a pro rata bonus for the fiscal year in which the termination date occurs based on the greater of target bonus or year to date projection of full-year performance; (ii) a payment equal to a 1.5, 2.0 or 3.0 multiple of the participant’s base salary plus bonus, with the multiple depending on the participant’s level in the Company; (iii) outplacement services for a period of twelve months following the termination date; (iv) COBRA continuation of up to 18 months of medical/health insurance; (v) accelerated vesting of any equity awards; and (vi) modified excise tax gross-up.  The participant must execute a general release as a condition to receipt of severance benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY
(Registrant)
Date: May 23, 2007
	/s/	Samuel D. Walker
Samuel D. Walker
Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.29	Molson Coors Brewing Company Change in Control Protection Program.